SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 31, 2006

SOUTHCREST FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Georgia	000-51287	58-2256460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Glynn Street, Suite B, Fayetteville, GA	30214
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(770) 461-2781

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On October 31, 2006, in connection with the acquisition of Peachtree Bank by SouthCrest Financial Group, Peachtree Bank entered into an employment agreement with Harvey Clapp, Peachtree Bank’s President and Chief Executive Officer. Pursuant to the terms of the agreement, which provides for a three year term, Mr. Clapp will be entitled to an annual based salary of $150,384, subject to annual review by Peachtree Bank’s Board of Directors. The agreement also contains a non-competition provision which, during the term of the agreement and for a period of one year after the termination of the agreement, provides that Mr. Clapp shall not compete with Peachtree Bank in the geographic area served by Peachtree Bank. In the event of a change-in-control of SouthCrest or Peachtree Bank, if Mr. Clapp is terminated without cause or Peachtree Bank takes certain actions with respect to Mr. Clapp, Mr. Clapp will be entitled to a lump sum payment equal to one year’s salary.

In connection with the merger of SouthCrest and Peachtree Bank’s parent, Maplesville Bancorp, SouthCrest also assumed an executive salary continuation agreement between Maplesville Bancorp and Harvey Clapp. Pursuant to the executive salary continuation agreement, upon retirement, Mr. Clapp is entitled to an annual benefit equal to $95,000 paid on a monthly basis until death.

The foregoing description of the agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements filed as exhibits hereto.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 31, 2006, SouthCrest completed its previously announced merger with Maplesville Bancorp, thereby acquiring Peachtree Bank. Because of the relative sizes of SouthCrest and Peachtree Bank, the acquisition does not constitute a “significant amount of assets” under the Form 8-K rules, and therefore no further disclosure is required.

Item 3.02	Unregistered Sales of Equity Securities

On October 31, 2006, in connection with SouthCrest’s merger with Maplesville Bancorp, SouthCrest issued approximately 371,135 shares of common stock, which constitutes, along with a cash payment aggregating approximately $7.5 million, consideration to the shareholders of Maplesville Bancorp. Under the terms of the merger agreement, no fractional shares will be issued. The shares were sold in reliance on Section 4(2) of the Securities Act of 1933, as amended, and Rule 506, and were issued to the previous thirty two shareholders of Maplesville Bancorp. Pursuant to the terms of the merger agreement, SouthCrest has agreed to file no later than November 30, 2006, a Registration Statement on Form S-3 to permit resale of the shares issued in the transaction.

Item 5.02	Election of Directors

On October 31, 2006, in connection with SouthCrest’s merger with Maplesville Bancorp and pursuant to the terms of the merger agreement, the SouthCrest Board elected Harvey Clapp to serve as a director of SouthCrest until the 2007 SouthCrest Annual Meeting of Shareholders. At this time, it has not been determined which, if any, committees Mr. Clapp will be asked to serve on.

Mr. Clapp is the President and Chief Executive Officer of SouthCrest’s newly acquired bank subsidiary, Peachtree Bank. Pursuant to the terms of Mr. Clapp’s employment agreement with Peachtree Bank, Mr. Clapp is entitled to receive an annual base salary of $150,384. Mr. Clapp is also entitled upon retirement, pursuant to an executive salary continuation agreement, to an annual benefit equal to $95,000 paid on a monthly basis until death. Mr. Clapp’s brother, Clement Clapp is also an executive officer of Peachtree Bank, and is entitled to receive an annual base salary of $141,168 and an annual retirement benefit of $85,000.

Bank of Upson, The First National Bank of Polk County and Peachtree Bank each extend loans from time to time to SouthCrest’s and the banks’ directors, their associates and members of the immediate families of the directors and executive officers of SouthCrest and the banks. These loans are made in compliance with applicable laws and regulations and in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not affiliated with SouthCrest or the banks, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Item 8.01	Other Events

On October 31, 2006, SouthCrest and Maplesville Bancorp, Clanton, Alabama, completed their merger pursuant the terms of the definitive merger agreement, dated August 11, 2006, whereby Peachtree Bank, a wholly-owned subsidiary of Maplesville Bancorp became a wholly-owned subsidiary of SouthCrest. Shareholders of Maplesville Bancorp will receive an aggregate of approximately 371,135 shares of SouthCrest stock and $7,557,000 in cash. The merger was approved by the regulators and the Maplesville shareholders in October.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. SouthCrest is traded on the OTC-Bulletin Board under the symbol "SCSG."

Maplesville Bancorp is a one-bank holding company with offices located in Clanton and Maplesville, Alabama, along the I-65 corridor between Montgomery and Birmingham. At September 30, 2006, it had $63,564,000 in assets.

Item 9.01	Financial Statements and Exhibits

Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement by and between Peachtree Bank and Harvey N. Clapp, dated October 31, 2006.

10.2	Executive Salary Continuation Agreement by and between Maplesville Bancorp and Harvey N. Clapp, dated January 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHCREST FINANCIAL GROUP, INC.

Dated: November 6, 2006	By:	/s/ Douglas J. Hertha
Douglas J. Hertha
Chief Financial Officer